Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form S-4 of Tempus Applied Solutions Holdings, Inc. of: (i) our report dated March 14, 2014, with respect to the audit of the balance sheet of Chart Acquisition Corp. as of December 31, 2013, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2013 and 2012; and (ii) to the reference to our firm under the headings “Change in Auditors”, “Fees Billed by our Independent Registered Public Accounting Firm During Fiscal Years 2012, 2013 and 2014” and “Experts” in the prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

April 16, 2015